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                                                                    EXHIBIT 99.1


(NATCOGROUP LOGO)                                     PRESS RELEASE
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2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841

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NATCO ANNOUNCES COMPLETION OF BANK REFINANCING;
AWARD OF PROJECT USING NEW DESULFURIZATION TECHNOLOGY             MARCH 16, 2004
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NATCO Group Inc. (NYSE: NTG) announced today the successful refinancing of its existing bank credit facility with a new $80 million credit facility. The new facility consists of a $45 million term loan, $35 million of revolving credit capacity and matures in March 2007. Wells Fargo Bank, N.A. and Comerica Bank acted as co-lead arrangers on the syndicated facility. Nat Gregory, Chairman and CEO said, "We are pleased with the level of interest our commercial banks showed in the refinancing, and we are pleased with the result. This new loan agreement will allow us to continue executing our business strategy and to maintain positive momentum going into 2004."

NATCO also announced the award of a $4 million order for a Shell-Paques(TM) natural gas desulfurization plant to be installed in the southwestern US. The Shell-Paques(TM) process uses biological regeneration to remove hydrogen sulfide from gas at high pressure. This is the first domestic application of the Shell-Paques(TM) process, and the Company is optimistic it can play an important future role in North American gas field development where hydrogen sulfide contamination and SO2 emissions are a serious problem. The plant will be in operation by the end of 2004.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 70 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.